                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. 2)


                     Irvine Apartment Communities, Inc.
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                              (Name of Issuer)

                               Common Stock
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                       (Title of Class of Securities)

                                 463606103
                     ----------------------------------
                              (CUSIP Number)



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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

/x/   RULE 13d-1(b)

/ /   RULE 13d-1(c)

/ /   RULE 13d-1(d)



                              Page 1 of 8 Pages

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1         NAME OF REPORTING PERSONS
          LaSalle Advisors Capital Management, Inc.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-4160747
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2         Check the Appropriate Box if a Member                      (a)  /X/
          of a Group*                                                (b)  / /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5      SOLE VOTING POWER

         NUMBER OF                  141,600
          SHARES
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   12,200
         PERSON              --------------------------------------------------
          WITH               7      SOLE DISPOSITIVE POWER
                                    141,600
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER
                                    146,700
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          288,300
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          Excludes shares beneficially owned by ABKB/LaSalle Securities
          Limited Partnership
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.4%
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12        TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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1         NAME OF REPORTING PERSONS
          ABKB/LaSalle Securities Limited Partnership

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-3991973

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2         Check the Appropriate Box if a Member                       (a)  /X/
          of a Group*                                                 (b)  / /
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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                             5      SOLE VOTING POWER

         NUMBER OF                  15,500
          SHARES
       BENEFICIALLY          --------------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   531,290
         PERSON              --------------------------------------------------
          WITH               7      SOLE DISPOSITIVE POWER

                                    15,500
                             --------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    543,700
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          559,200
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* / /

          Excludes shares beneficially owned by LaSalle Advisors Capital Management, Inc.
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.8%
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12        TYPE OF REPORTING PERSON*

          IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1.

    (a)           Name of Issuer

                  Irvine Apartment Communities, Inc.

    (b)           Address of Issuer's Principal Executive Offices

                  550 Newport Center Drive, Suite 300
                  Newport Beach, CA 92660

ITEM 2.

    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)           Name of Person Filing

                  LaSalle Advisors Capital Management, Inc.

    (b)           Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

    (c)           Citizenship

                  Maryland

    (d)           Title of Class of Securities

                  Common Stock, $.01 par value per share

    (e)           CUSIP Number

                  411465107

    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)           Name of Person Filing

                  ABKB/LaSalle Securities Limited Partnership

    (b)           Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois 60601

    (c)           Citizenship

                  Maryland

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    (d)           Title of Class of Securities

                  Common Stock, $.01 par value per share

    (e)           CUSIP Number

                  94856P102

ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

    (a)           / /   Broker or Dealer registered under Section 15 of the
                        Act

    (b)           / /   Bank as defined in Section 3(a)(6) of the Act

    (c)           / /   Insurance Company as defined in Section 3(a)(19) of
                        the Act

    (d)           / /   Investment Company registered under Section 8 of the
                        Investment Company Act

    (e)           /X/   Investment Adviser registered under Section 203 of
                        the Investment Advisers Act of 1940

    (f)           / /   Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see
                        Section 240.13d-1(b)(1)(ii)(F)

    (g)           / /   Parent Holding Company, in accordance with
                        Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h)           / /   A savings association as defined in section 3(b) of
                        the Federal Deposit Insurance Act

    (i)           / /   A church plan that is excluded from the definition of
                        an investment company under section 3(c)(14) of the Investment Company Act of 1940

    (j)           / /   Group, in accordance with
                        Section 240.13d-1(b)-1(ii)(J)

     * This response is provided on behalf of LaSalle Advisors Capital Management, Inc. and ABKB/LaSalle Securities Limited Partnership, each an investment adviser under Section 203 of the Investment Advisers Act of 1940.


ITEM 4.           OWNERSHIP

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    LaSalle Advisors Capital Management, Inc. provides the following information:

    (a)           Amount Beneficially Owned:

                  288,300

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    (b)           Percent of Class:

                  1.4%

    (c)          Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                     141,600

                (ii) shared power to vote or to direct the vote:

                     12,200

               (iii) sole power to dispose or to direct the disposition of

                     141,600

                (iv) shared power to dispose or to direct the disposition of

                     146,700

    ABKB/LaSalle Securities Limited Partnership provides the following information:

    (a)         Amount Beneficially Owned

                559,200

    (b)         Percent of Class

                2.8%

    (c)         Number of shares as to which such person has:

                (i)    sole power to vote or to direct the vote

                       15,500

               (ii)    shared power to vote or to direct the vote

                       531,290

              (iii)    sole power to dispose or to direct the disposition of

                       15,500

               (iv)    shared power to dispose or to direct the disposition of

                       543,700

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ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  The two members of the Group are: LaSalle Advisors Capital Management, Inc. ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

                  ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

    The parties agree that this statement is filed on behalf of each of them.


Date February 11, 1999



                                            LASALLE ADVISORS CAPITAL
                                            MANAGEMENT, INC.


                                            By: /s/ William K. Morrill, Jr.
                                                ---------------------------
                                            Name:  William K. Morrill, Jr.
                                            Title: Managing Director



                                            ABKB/LASALLE SECURITIES
                                            LIMITED PARTNERSHIP


                                            By: /s/ William K. Morrill, Jr.
                                               ----------------------------
                                            Name:  William K. Morrill, Jr.
                                            Title: Managing Director